Exhibit 99.2

FOR IMMEDIATE RELEASE

Ann Taylor Elects Michelle Gass to Board of Directors

New York, NY, November 20, 2008 – AnnTaylor Stores Corporation (NYSE: ANN) today announced that Michelle Gass has been elected to the Company’s Board of Directors. She will also join the Board’s Compensation Committee.

Ms. Gass currently serves as Executive Vice President, Marketing and Category, at Starbucks Coffee Company. In this role, she oversees the company’s beverage, food, coffee and merchandise categories, future innovation pipeline, and overall brand and marketing efforts. She has held numerous marketing leadership positions during her twelve-year tenure with Starbucks, and also served in a recent assignment as Senior Vice President, Global Strategy. Prior to Starbucks, Ms. Gass was with Procter & Gamble Company, from 1990 to 1996, in various marketing and product management roles.

Commenting on the announcement, Ronald W. Hovsepian, Chairman of Ann Taylor’s Board of Directors, stated, “We are delighted to welcome Michelle to the Board. She brings with her deep knowledge and experience in developing and marketing products for iconic brands, and her background, combined with her consumer-focused and entrepreneurial spirit, will make Michelle a very valuable addition to our Board.”

Ms. Gass will bring the number of independent directors on Ann Taylor’s nine-person Board of Directors to eight.

About Ann Taylor

Ann Taylor Stores Corporation is one of the leading women’s specialty retailers for fashionable clothing in the United States, operating 959 Ann Taylor, Ann Taylor LOFT, Ann Taylor Factory, and LOFT Outlet stores in 46 states, the District of Columbia and Puerto Rico as of August 2, 2008, as well as online at AnnTaylor.com and AnnTaylorLOFT.com. Visit AnnTaylorStoresCorp.com for more information (NYSE: ANN).

Contact:

Maria A. Sceppaguercio	Judith A. Pirro
SVP of Finance, Communications & Investor Relations	Director of Investor Relations
Ann Taylor Stores Corporation	Ann Taylor Stores Corporation
212-541-3300, ext. 2199	212-541-3300, ext. 3598

ANNTAYLOR

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements also include representations of the expectations or beliefs of the Company concerning future events that involve risks and uncertainties, including:

•	the Company's ability to predict accurately client fashion preferences;

•	competitive influences and decline in the demand for merchandise offered by the Company;

•	the Company’s ability to successfully execute brand extensions and new concepts;

•	effectiveness of the Company’s brand awareness and marketing programs, and its ability to maintain the value of its brands;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights in the United States and/or foreign countries;

•	general economic conditions, including the impact of higher fuel and energy prices, a downturn in the retail industry or changes in levels of store traffic;

•	continuation of lowered levels of consumer spending resulting from the worldwide economic downturn, lowered levels of consumer confidence and higher levels of unemployment;

•	the behavior of financial markets, including fluctuations in interest rates and the value of the U.S. dollar against foreign currencies, or restrictions on the transfer of funds;

•	the commercial and consumer credit environment;

•	continued volatility and further deterioration of the capital markets;

•	fluctuation in the Company’s level of sales and earnings growth;

•	the Company’s ability to locate new store sites or negotiate favorable lease terms for additional stores or for the lease renewal or expansion of existing stores;

•	risks associated with the performance and operations of the Company’s Internet operations;

•	a significant change in the regulatory environment applicable to the Company’s business;

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risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints and the Company’s dependence on a single distribution facility;

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the uncertainties of sourcing associated with the current quota environment, including changes in sourcing patterns resulting from the elimination of quota on apparel products and the re-imposition of quotas in certain categories, and other possible trade law or import restrictions;

•	risks associated with the Company’s reliance on foreign sources of production, including financial or political instability in any of the countries in which the Company’s goods are manufactured;

•	risks associated with a failure by independent manufacturers to comply with the Company’s quality, product safety and social practices requirements;

•	the potential impact of natural disasters and public health concerns, particularly on the Company’s foreign sourcing offices and manufacturing operations of the Company’s vendors;

•	acts of war or terrorism in the United States or worldwide;

•	work stoppages, slowdowns or strikes;

•	the Company’s ability to hire, retain and train key personnel;

•	the Company’s ability to successfully upgrade and maintain its information systems, including adequate system security controls;

•	the Company’s ability to continue operations in accordance with its business continuity plan in the event of an interruption;

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the Company’s ability to achieve the results of its restructuring program, including the risk that the benefits expected from the restructuring program will not be achieved or may take longer to achieve than expected; and

•	changes in management’s assumptions and projections concerning costs and timing in execution of the restructuring program.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.